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                 THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                          OF
                             GREAT PLAINS SOFTWARE, INC.


                                   ARTICLE 1.  NAME

         The name of the corporation is Great Plains Software, Inc.

                            ARTICLE 2.  REGISTERED OFFICE

         The address of the registered agent and office of the corporation in Minnesota is CT Corporation Systems, 405 Second Avenue South, Minneapolis, Minnesota 55401.

                            ARTICLE 3.  AUTHORIZED SHARES

    3.1 AUTHORIZED CAPITAL STOCK. The total number of shares of capital stock that the Corporation is authorized to issue shall be 130,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 30,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

    3.2 COMMON STOCK. All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary (such events being herein referred to as a "Liquidation").

    3.3 PREFERRED STOCK. The Board of Directors of the Corporation is hereby authorized to provide, by resolution or resolutions adopted by such Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by Minnesota Statutes,
Section 302A.401, or any successor provision. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:

         (a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;


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         (b)  are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

         (c) are entitled to a preference with respect to any distribution of assets of the Corporation upon its Liquidation over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the Board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

         (d) are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

         (e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the Board resolutions establishing such class or series;

         (f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

         (g) are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

         (h) are entitled to such voting rights, if any, as are specified in the Board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such Board resolutions) at all times or upon the occurrence of specified events; and

         (i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the Board resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by the


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Corporation in connection with the issuance of such class or series, all to the full extent permitted by Minnesota Statutes. Unless otherwise specified in the Board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

                       ARTICLE 4.  WRITTEN ACTION BY DIRECTORS

         An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

                            ARTICLE 5.  DIRECTOR LIABILITY

         To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         Any repeal or modification of the foregoing provisions of this Article 5 by the shareholders of the corporation shall not adversely affect any rights or protection of a director of the corporation existing at the time of repeal or modification.

               ARTICLE 6.  MINNESOTA CONTROL SHARE ACQUISITION STATUTE

         The corporation shall not be subject to the provisions of the Minnesota Control Share Acquisition Statute (Minnesota Statutes, Section 302A.671), or any successor provision.







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